Exhibit 99.1

OLD POINT FINANCIAL CORPORATION ANNOUNCES RETIREMENT OF RUSSELL SMITH EVANS, JR. FROM BOARD OF DIRECTORS

Hampton, Va., February 17, 2023 (PRNewswire) – Old Point Financial Corporation (the Company) announced that Russell Smith Evans, Jr. has decided to retire from the Boards of Directors of the Company and its wholly-owned national bank subsidiary, The Old Point National Bank of Phoebus (the Bank), at the conclusion of his current term, which ends as of the Company’s 2023 Annual Meeting of Shareholders.  Mr. Evans joined the Boards of Directors of the Company and the Bank in 1993 and currently serves on the Company’s Audit, Nominating and Corporate Governance, and Directors Loan Committees.

Mr. Evans shared, “I am grateful for the opportunity to have served as a director of Old Point for the past 30 years.  I am confident that this is the right time for retirement in furtherance of the Board of Directors’ thoughtful and deliberate refreshment and succession planning process and in light of the recent welcome additions of Sarah and Elizabeth to the Board.  Their qualifications and experience have further strengthened the Board, and I am excited to see what the future holds for this wonderful organization.”

“We want to thank Rusty for his many contributions and years of service to the Board and Old Point,” said Robert Shuford, Jr., Chairman, President and CEO for the Company and the Bank.

About Old Point

Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of the Old Point National Bank of Phoebus (Old Point National Bank) and Old Point Wealth Management, which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Wealth Management is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans or expectations of the Company regarding future growth and success, and the quotations from Mr. Evans constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  Such forward-looking statements involve known or unknown risks, including, but not limited to, our ability to successfully execute and achieve the expected results of our business strategies.  There can be no assurance that the actual future results, performance or achievements expressed or implied by such forward-looking statements will occur.  Investors using forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, including management’s discussion and analysis included therein, for a description of other important factors that may affect the Company’s business, results of operations and financial condition.  The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.